Exhibit 99.1

PRESS RELEASE	July 20, 2006
ORRVILLE, Ohio, July 20, 2006 — National Bancshares Corporation (OTC: NBOH), the holding company of First National Bank (www.fnborrville.com) reported on their second quarter 2006.
“Earning results for the second quarter of 2006 were disappointing”, said Charles J. Dolezal, President. “Net income for the first six months of 2006 was down approximately 30% from the same period of the previous year. This decline was driven by an increase in marketing expenses, as well as a decline in our loan portfolio and an increase in our cost of funds. The increase in marketing expenditures is fueling a strategic realignment of our marketing efforts to target long run benefits from these initiatives,” explained Dolezal. “Total assets as of June 30, 2006 were somewhat flat when compared to the end of the second quarter of the previous year. Net loans declined by over $13 million during this period, as commercial loan activity slowed and we initiated more sales of fixed rate mortgage loans into the secondary market. Total deposits increased by over $1.6 million from June 30, 2005, as increasing interest rates attracted more time deposits.”
Dolezal concluded, “As First National Bank celebrates 125 years of serving its communities, I, also, am celebrating a milestone. This year marks my 30th anniversary with First National and my 25th year serving as President and CEO. There have been many changes here during the past 30 years. The bank has grown fivefold. We have experienced branch and bank acquisitions. We opened two new branch offices as well as an operations center. Our holding company, National Bancshares Corporation, was formed. We started a partially owned title company, First Kropf Title and sold a partially owned data processing company, Bancamation, Inc. Many new lines of loan and deposit products have been initiated, while some were discontinued. We have experienced many changes with new laws and regulations, which necessitate changing the way we do business. We have seen many economic changes, particularly in interest rates, from the double-digit rates of the early eighties to the low single digit rates of recent years. Over these past 30 years there have been many changes and many challenges. Through them all, it has been a privilege serving you. Now, it is time for me to move on. At the annual meeting of shareholders on April 27th, I announced my retirement from First National Bank. I will continue to be with the organization until around the end of October to help facilitate a transition to a new President and CEO. I will be moving on to the next phase of my career as I evaluate new challenges and opportunities elsewhere. I thank you for your support over these many years and wish the board, management and the staff all the best in the years to come.”
National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville.
Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. The company disclaims any obligation to publicly update or revise any forward-looking statements on the occurrence of future events, the receipt of new information of otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2006	June 30, 2005
ASSETS:
Cash and due from banks	$9,872,781	$12,037,052
Federal funds sold	5,230,000	8,545,000

Total cash and cash equivalents	15,102,781	20,582,052
Interest bearing deposits with banks	—	—
Securities available for sale	65,767,433	49,227,538
Securities held to maturity	16,888,358	16,474,817
Federal bank stock	3,051,650	2,927,950
Loans held for sale	160,900	—
Total loans (excluding unearned income)	187,936,960	201,156,848
Less: allowance for loan losses	1,878,683	2,036,711

Loans, net	186,058,277	199,120,137
Accrued interest receivable	1,658,257	1,499,216
Premises and equipment	5,167,474	5,221,738
Other assets	9,498,266	9,029,642

TOTAL	$303,353,396	$304,083,090

LIABILITIES:
Deposits:
Demand	$44,234,393	$44,151,131
Savings and N.O.W.s	115,362,382	127,364,354
Time	87,086,415	73,547,407

Total deposits	246,683,190	245,062,892
Securities sold under repurchase agreements	4,961,694	3,859,277
Federal reserve note account	92,687	475,934
Federal Home Loan Bank advances	15,000,000	17,000,000
Accrued interest payable	848,074	512,799
Other liabilities	1,966,709	2,301,634

Total liabilities	269,552,354	269,212,536
SHAREHOLDERS’ EQUITY
Common Stock, without par value:
6,000,000 shares authorized and 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in-capital	4,689,800	4,689,800
Retained earnings	20,019,363	19,635,304
Accumulated other comprehensive income	(1,166,268)	287,303
Less: Treasury shares, 55,040 shares, at cost	(1,189,493)	(1,189,493)

Total shareholders’ equity	33,801,042	34,870,554

TOTAL	$303,353,396	$304,083,090

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For Six Months Ended June 30, 2006 and June 30, 2005

	June 30, 2006	June 30, 2005
INTEREST & DIVIDEND INCOME:
Loans, including fees	$6,159,403	$5,912,359
Federal funds sold	195,771	47,670
Interest and dividends on investments US government obligations	755,500	451,207
Obligations of states and political subdivisions	402,482	422,745
Other securities	839,331	969,858

Total interest & dividend income	8,352,487	7,803,839
INTEREST EXPENSE:
Deposits	2,232,866	1,348,596
Short term borrowings	80,263	31,150
Federal Home Loan Bank advances	423,612	447,313

Total interest expense	2,736,741	1,827,059

Net interest income	5,615,746	5,976,780
PROVISION FOR LOAN LOSSES	—	292,500

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	5,615,746	5,684,280
NONINTEREST INCOME	812,061	883,219
NONINTEREST EXPENSE:
Salaries and employee benefits	2,934,279	2,903,862
Net occupancy expense	360,391	382,451
Other expenses	2,398,609	2,127,256

Total noninterest expense	5,693,279	5,413,569

INCOME BEFORE INCOME TAXES	734,528	1,153,930
INCOME TAXES	67,468	201,192

NET INCOME	$667,060	$952,738

NET INCOME PER COMMON SHARE	$0.30	$0.43

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